Exhibit 23.1

KPMG Auditores Independentes Av. Almirante Barroso, 52 — 4º 20031-000 — Rio de Janeiro, RJ — Brasil Caixa Postal 2888 20001-970 — Rio de Janeiro, RJ — Brasil	Central Tel Fax Internet	55 (21) 3515-9400 55 (21) 3515-9000 www.kpmg.com.br

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement dated August 29, 2012 on Form F-3 of Petróleo Brasileiro S.A.—Petrobras of our report dated March 30, 2012, with respect to the consolidated balance sheets of Petróleo Brasileiro S.A.— Petrobras and subsidiaries as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011 and the internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 combined annual report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras and Petrobras International Finance Company and to the reference to our firm under the heading “Experts” in the prospectus.

August 29, 2012

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.